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                                                                     Exhibit 5.2

                        [Shearman & Sterling Letterhead]




                                September 4, 2001


Legg Mason, Inc.
100 Light Street
Baltimore, MD 21202

                                Legg Mason, Inc.
               $567,285,000 Liquid Yield Option(TM) Notes Due 2031
               ---------------------------------------------------

Ladies and Gentlemen:

            This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of the sale of $567,285,000 aggregate principal amount at maturity of Liquid Yield Option(TM) Notes due 2031 (the "LYONs") of Legg Mason, Inc., a Maryland company (the "Company"), and 4,371,612 shares of common stock, $0.10 par value per share (the "Shares"), based upon the initial conversion rate of 7.7062 Shares per $1,000 principal amount of the LYONs and issuable upon conversion of the LYONs. The LYONs and the Shares are being registered on behalf of the holders of the LYONs.

            We have acted as counsel for the Company in connection with the preparation and filing of the Registration Statement. In our capacity as counsel to the Company, we have examined and relied upon the information set forth in the Registration Statement, the Indenture dated as of June 6, 2001, between the Company and The Bank of New York, as trustee (the "Indenture"), a specimen of the LYONs and the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinion hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

            Our opinion set forth below is limited to the law of the State of New York, the General Corporation Law of the State of Maryland (in reliance of the opinion delivered to you as of the date hereof by the Company's General Counsel), and the federal laws of the United States, and we do not express any opinion herein concerning any other law.


(TM)Trademark of Merrill Lynch & Co., Inc.

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September 4, 2001
Page 2


            Based upon and subject to the foregoing, we are of the opinion that:

            1. The LYONs have been duly authorized by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar law affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); and

            2. The Shares, when issued upon conversion of the LYONs in accordance with the provisions of the Indenture, will be duly authorized, validly issued and fully paid and non-assessable.

            We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters."

                                                Very truly yours,

                                                 /s/ Shearman & Sterling
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                                                Shearman & Sterling